UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report: (Date of earliest event reported): March 18, 2021 (March 12, 2021)

Calyxt, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-38161	27-1967997
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2800 Mount Ridge Road

Roseville, MN 55113-1127

(Address and zip code of principal executive offices)

(651) 683-2807

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of exchange on which registered
Common Stock, par value $0.0001 per share	CLXT	The NASDAQ Global Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act ☐

Items under Sections 1 through 4 and 6 through 8 are not applicable and therefore omitted.

Item 5.02.	Departure of Directors or Certain Executive Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(e)

Approval of 2021 Short-Term Incentive Plan

On March 12, 2021, Calyxt, Inc. (the “Company”) established the 2021 Short Term Incentive Plan (“STIP”), which provides performance-based cash awards for certain of the Company’s executives, subject to a maximum limit of 150% of the executive’s base salary. Under the STIP, the eligible executives will receive a performance bonus based on a percentage of the individual’s annual base salary, with Company performance objectives and individual performance objectives established by the Board of Directors of the Company (the “Board”), and each comprising 50% of the bonus determination. To be eligible to receive a bonus under the STIP, a participant in the plan must be employed by the Company as of both December 31, 2021 and the payment date, unless otherwise provided in a written agreement between the Company and the participant.

The foregoing description of the STIP does not purport to be complete and is qualified by reference in its entirety by reference to the STIP, a copy of which is attached to this report as Exhibit 10.1 and is incorporated herein by reference.

Executive Severance Plan

On March 12, 2021, the Company adopted the form of the 2021 Executive Severance Plan (the “Executive Severance Plan”) for certain key management employees who agree to participate (“plan participants”). The Plan provides plan participants with severance benefits upon termination of the plan participant’s employment by the plan participant for Good Reason or by the Company for any reason other than for Cause or other than the plan participant’s death or Disability (each as defined in the Executive Severance Plan).

Under the terms of the Executive Severance Plan, plan participants are entitled to the following compensation (“Severance Benefits”) upon such a qualifying termination:

•

An amount equal to the plan participant’s base salary for a period of (i) 12 months, for the Chief Executive Officer, Chief Financial Officer, Chief Legal Officer/General Counsel and any other chief executive, and (ii) 6 months, for Senior Vice Presidents and Vice Presidents or other participants, beginning on the plan participant’s date of termination, each a “Severance Coverage Period”; and

•

A pro rated portion of the plan participant’s target incentive bonus under the Company’s annual cash incentive plan for the applicable year, pro rated for the number of days elapsed in the applicable year.

Plan participants will also be entitled to any unpaid amounts earned under the annual cash incentive plan for the preceding year, based upon actual performance and, in certain circumstances, continuing medical and dental benefits. Severance Benefits will generally be paid in substantially equal installments over the applicable Severance Coverage Period.

Stock option awards held by plan participants shall be exercisable as to the vested portion for a period of 90 days following the plan participant’s Qualifying Termination or the stated expiration date, whichever is earlier, so long as the Qualifying Termination does not occur during a period of 27 months beginning three months before the effective date of a change-in-control (the “Change-in-Control Period”). If a Qualifying Termination occurs during a Change-in-Control Period, (i) all time-based vesting conditions applicable to the Company equity or equity-based awards held by the plan participant will lapse and such awards will be immediately vested, and (ii) all performance-based vesting conditions applicable to outstanding equity awards will be deemed satisfied at a level reasonably determined by the compensation committee of the Board based on actual performance (unless otherwise specified in the plan participant’s participation agreement).

The foregoing description of the Executive Severance Plan does not purport to be complete and is qualified by reference in its entirety by reference to the Executive Severance Plan, a copy of which is attached to this report as Exhibit 10.2 and is incorporated herein by reference.

Compensation Arrangements for Executive Chairman

On March 15, 2021, the Company approved a new compensation arrangement for its Executive Chair, Yves Ribeill, in connection with his assumption of this executive role.  Dr. Ribeill’s compensation will be in the form of equity and cash. Mr. Ribeill will receive RSUs valued at $50,000 per month for his service as Executive Chair, additional RSUs valued at $200,000 upon the hiring of a new Chief Executive Officer, and a cash bonus of up to $500,000. Dr. Ribeill’s cash bonus will be based on the Company’s year-end cash balance at December 31, 2021. The RSUs will be granted pursuant to the Company’s 2017 Omnibus Incentive Plan.

The RSUs will vest in three one-third installments upon the date of hiring of a new Chief Executive Officer (the “CEO Start Date”), the six-month anniversary of the CEO Start Date, and the one-year anniversary of the CEO Start Date. In addition, Mr. Ribeill will continue to receive compensation for his service as a director and Chair of the Board.

Item 9.01 Financial Statements and Exhibits

(d)

Exhibit No.	Description
10.1	Calyxt, Inc. 2021 Short Term Incentive Plan
10.2	Calyxt, Inc. 2021 Executive Severance Plan
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, Calyxt, Inc. has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: March 18, 2021

CALYXT, INC

By:	/s/ Yves Ribeill
Name:	Yves Ribeill
Title:	Executive Chair